Exhibit 10.34

[Form of Letter Agreement relating to Section 409A of the Internal Revenue Code]

December 19, 2008

Dear                     :

The purpose of this letter is to amend your prior employment agreement (the “Agreement”) with OpenTV, Inc. (“OpenTV”) in order to make technical amendments to certain terms of your Agreement. These changes are necessary in order to comply with certain changes to the U.S. Internal Revenue Code. Effective as if included originally in the Agreement, you and OpenTV agree that the Agreement is hereby amended as follows:

1. The last sentence of the paragraph following the heading “Base Salary and Annual Bonus” of the Agreement is hereby amended to read as follows:

“Such annual discretionary bonus awards shall be payable or issuable, as applicable, as soon as practicable after the Committee and I can determine whether, and the degree to which, such financial and strategic objectives have been reached, but at the same time as any discretionary performance bonuses are paid to other senior executives of OpenTV and in no event later than the end of the calendar year following the calendar year for which the bonus, if any, is payable.”

2. The second bulleted paragraph following the heading “Termination” of the Agreement is hereby amended to read as follows:

“continuation of your base salary then in effect, payable in accordance with the normal payroll practices of OpenTV in effect on the date of termination, for a period of six (6) months after the date of termination, unless the date of such termination is within 12 months following the date of any ‘Approved Transaction’, ‘Board Change’ or ‘Control Purchase’ (as such terms are defined in the OpenTV Corp. 2005 Incentive Plan (the ‘Plan’), and collectively referred to herein as ‘Change in Control’), in which case the amount due to you pursuant to this sub-paragraph shall be equal to 12 months of your then base salary, payable in accordance with the normal payroll practices of OpenTV in effect on the date of termination. Notwithstanding the foregoing, if the amount of such continuation payments exceeds an amount (‘Unrestricted Amount’) equal to two times the maximum amount that can be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code, then no more than the Unrestricted Amount may be paid in the six months following your date of termination and the monthly pro rata payments shall be reduced to comply with this limitation. If the monthly payments are reduced to comply with such limitation, any amount not paid in the initial six months following the date of termination shall be paid in a lump sum six months and two days after the date of termination and thereafter the ratable payments shall continue through the remainder of the continuation period, if any, following the date of termination;”

3. The first sentence of the first paragraph following the fourth bulleted paragraph under the heading “Termination” of the Agreement is hereby amended to read as follows:

“If you intend to resign your employment as a result of a material reduction of your duties or your annual base salary, you must notify OpenTV in writing (which notice shall be received by OpenTV no later than thirty (30) days following the occurrence of the event you believe gives rise to such material reduction of your duties or your annual base salary).”

4. The following new section is added immediately prior to the last paragraph of the Agreement:

“Compliance with Section 409A of the Internal Revenue Code

Each payment under this agreement is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other binding guidance promulgated thereunder (‘Section 409A’), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). If this agreement either fails to satisfy the requirements of Section 409A, or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this agreement in a timely manner so that this agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

Notwithstanding any provision in this agreement to the contrary, any termination of employment contemplated under this agreement shall satisfy the applicable requirements of a ‘separation from service’ under Section 409A. To that end, in the event of termination of this agreement other than for death, you agree to resign from all positions held with OpenTV, including without limitation any position as an officer, director, manager, agent, trustee or consultant of any Employer Entity. For purposes of this agreement, the term ‘Employer Entity’ means OpenTV and any parent, subsidiary or affiliate of OpenTV.

To ensure satisfaction of the requirements of Section 409A(b)(3) of the Internal Revenue Code, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this agreement.

All reimbursements or provision of in-kind benefits pursuant to this agreement shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.

Specifically, the amount reimbursed or in-kind benefits provided under this agreement during your taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

OpenTV and you understand and acknowledge that the federal, state, local, and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this agreement are complex and subject to change, that no representations or warranties are being made herein by either OpenTV or you with respect to the tax consequences that may arise from the performance of this agreement, and neither OpenTV nor you will seek to hold the other responsible for tax consequences that may arise from the performance of this agreement.”

5. Except as expressly modified by this letter, the Agreement remains in full force and effect in accordance with its original terms.

Sincerely,

OPENTV, INC.

By:
Name:
Title:

Signature of Acceptance:

Date:

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